                                                                EXHIBIT 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in this Registration Statement of MB Financial, Inc on Form S-1, of our report dated February 9, 2001, appearing in the Prospectus, which is part of this Registration Statement, on our audit of the consolidated balance sheet of MB Financial, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000, prior to its 2001 merger with MidCity Financial Corporation, and to the reference to our firm under the caption "Experts" in such Prospectus.

/S/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
July 23, 2002